Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Coca-Cola Enterprises, Inc.:

•	Registration Statement No. 333-167067 on Form S-4, dated August 25, 2010,

•	Registration Statement No. 333-169733 on Form S-8, dated October 4, 2010,

•	Registration Statement No. 333-167067 on Form S-8, dated October 4, 2010, and

•	Registration Statement No. 333-170322 on Form S-3, dated November 3, 2010;

of our report dated February 11, 2011 (except for Note 14, as to which the date is April 29, 2011), with respect to the consolidated financial statements of Coca-Cola Enterprises, Inc. for the year ended December 31, 2010 included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 29, 2011